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                                                                EXHIBIT 24.6



PERSONAL AND CONFIDENTIAL




February 4, 1998



Board of Directors
Kinder Morgan G.P., Inc.
1301 McKinney Street, Suite 3450
Houston, TX  77010


Re: Registration Statement File No. 333-44519 of Kinder Morgan Energy Partners, L.P. (the "Company")


Gentlemen:


Reference is made to our opinion letter dated February 4, 1998 with respect to the fairness from a financial point of view to the Company of the Aggregate Consideration (as defined in such opinion) to be paid by the Company for (i) all of the outstanding general and limited partnership interests in SFPP, L.P. (the "Operating Partnership") and (ii) the general partnership interests in the Santa Fe Pacific Pipeline Partners, L.P. (the "Trading Partnership"), the sole limited partner of the Operating Partnership, pursuant to the Purchase Agreement made and entered into as of October 17, 1997, by and among the Company, Kinder Morgan G.P., Inc. ("KM General Partner"), the Trading Partnership, Santa Fe Pacific Pipelines, Inc., the sole general partner of the Trading Partnership, and SFP Pipeline Holdings, Inc.


The foregoing opinion letter is provided for the information and assistance of the Board of Directors of KM General Partner in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY - Opinions of Financial Advisors - KMEP," "THE TRANSACTION - Reasons for the Transaction; Recommendations of the
General Partners - KMEP" and "THE TRANSACTION - Opinions of Financial Advisors
- KMEP" and to the inclusion of the foregoing opinion in the Joint Proxy Statement included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                        /s/ Goldman, Sachs & Co.
                                        -----------------------------------
                                        (GOLDMAN, SACHS & CO.)